EXHIBIT 10.20

MARTIN MARIETTA MATERIALS, INC.

FORM OF PERFORMANCE SHARE UNIT AWARD AGREEMENT

THIS PERFORMANCE SHARE UNIT AWARD AGREEMENT, made as of [                    ] (the “Award Agreement”), between Martin Marietta Materials, Inc., a North Carolina corporation (the “Company”),                     (the “Employee”).

1.	GRANT

Pursuant to the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan (the “Plan”), the Company hereby grants the Employee                     Performance Share Units (the “Award”) as the target amount of a performance-based stock unit award on the terms and conditions contained in this Award Agreement, and subject to the terms and conditions of the Plan. Depending on the Company’s performance as set forth in Section 4, the participant may earn zero percent (0%) to two hundred percent (200%) of the target number of Performance Share Units awarded. The term “Performance Share Unit” or “PSU(s)” as used in this Award Agreement refers only to the Performance Share Units awarded to the Employee under this Award Agreement.

2.	GRANT DATE

The Grant Date is [                    ].

3.	MEASUREMENT PERIOD

Subject to the terms and conditions hereof and of the Plan, the measurement period begins on [                    ] and ends on [                    ] (the “Measurement Period”). Except as otherwise provided in this Award Agreement or the Plan, the PSUs will become vested on December 31, 2016, at the end of the Measurement Period (the “Vesting Date”).

4.	PAYMENT OF PERFORMANCE SHARE UNITS

(a)	Vesting of Award. Unless forfeited or converted and paid earlier as provided in Section 7 below, the Performance Share Units granted hereunder will vest (“Vest” or “Vesting”) and be converted into shares of Common Stock and delivered to the Employee as soon as practicable following the Vesting Date (but in no event later than 60 days following the Vesting Date) provided that the Employee is employed by the Company on the Vesting Date. The Vesting and conversion from PSUs to Common Stock will be one PSU for one share of Common Stock.

(b)	Performance Goals. The performance goals that must be attained in order to satisfy the Vesting requirements subject to this Award (the “Performance Goals”) are as follows: Omitted for filing purposes.

1)	[ ] percent ([ ]%) of the Award will vest based on [Measure 1] during the Measurement Period (“[ ]”);

2)	[ ] percent ([ ]%) of the Award will vest based on [Measure 2] during the Measurement Period (“[ ]”); and

3)	[ ] percent ([ ]%) of the Award will vest based on [Measure 3] during the Measurement Period (“[ ]”).

(c)	Percentage of Awards Payable. The percentage of the Award that Vests and will be paid with respect to the Measurement Period in connection with the PSUs is conditioned on the satisfaction of the performance goals set forth in the table below, which have been established by the Committee (the “Percentage”). Omitted for filing purposes.

Percentage of Target PSUs That Vest			50%		100%		200%
Measure	Weight		Threshold		Target		Maximum
[Measure 1]	[	]%	[	]	[	]	[	]
[Measure 2]	[	]%	[	]	[	]	[	]
[Measure 3]	[	]%	[	]	[	]	[	]

(d)	Shares Payable. The number of PSUs payable is the target number awarded in this Award Agreement multiplied by the Percentage of Target PSUs that vest in the table above. Performance levels below threshold performance result in a payout of zero for that portion, and performance levels above maximum performance result in a payout of 200% for that portion. For performance levels falling between the values as shown above, the Percentage will be determined by interpolation. Payment will be made in Common Stock.

(e)	The Value of the Stock Issued as Payment for PSUs Earned. The basis of the Common Stock payable will be its fair market value (“Fair Market Value”) determined by the closing price as of the most recent New York Stock Exchange close for the Common Stock on the business day that immediately precedes the date on which payment is made under this Award Agreement (the “Payment Date”).

(f)	Payment Determination. The Committee may exercise its discretion to reduce the payment under this Award Agreement to no more than the target level if the Company’s TSR for the Measurement Period is less than zero (0).

(g)	Non-Recurring Events. The Committee shall exclude from the performance results any non-recurring expenses or gains/losses, such as acquisition costs, unless, in the Committee’s discretion, it determines otherwise.

5.	DIVIDEND EQUIVALENTS

On each date that dividends are paid (each a “Dividend Payment Date”) on shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) with respect to which the record date (the “Record Date”) also occurs during the Restriction Period, the Company will credit to an account for the Employee an amount equal to the dividend paid on a share of the Common Stock multiplied by the number of Performance Share Units. These dividend equivalent amounts shall be paid to the Employee quarterly on each March 31, June 30, September 30 and December 31 during the Restriction Period; provided, however, that if any such date falls on a non-business day, such payment will be made on the business day immediately prior to such date. Any remaining dividend equivalent amounts credited to the account of the Employee on the date that the

Performance Share Units are converted to shares of Common Stock, or subsequently credited to such account with respect to a Record Date that occurs during the Restriction Period, shall be paid to the Employee on the next successive Dividend Payment Date. The dividend equivalent amounts shall be paid from the general assets of the Company and shall be treated and reported as additional compensation for the year in which payment is made.

6.	TRANSFERABLE ONLY UPON DEATH

This Performance Share Unit grant shall not be assignable or transferable by the Employee except by will or the laws of descent and distribution.

7.	TERMINATION, RETIREMENT, DISABILITY OR DEATH

(a)	Termination. If the Employee’s employment with the Company is terminated prior to the Vesting Date for any reason other than on account of death, Disability or Retirement (in each case, as defined below), whether by the Employee or by the Company, and in the latter case whether with or without cause, then the Performance Share Units will be forfeited upon such termination.

(b)	Retirement or Disability. If the Employee’s employment with the Company is terminated prior to the Vesting Date upon Retirement (as defined below) or as the result of a disability under circumstances entitling the Employee to the commencement of benefits under a long-term disability plan maintained by the Company (“Disability”), then the terms of all outstanding PSUs will be unaffected by such Retirement or Disability and the PSUs will be paid in accordance with Section 4 above. “Retirement” is defined as termination of employment with the Corporation after reaching age 62 under circumstances that qualify for normal retirement in accordance with the Martin Marietta Materials, Inc. Pension Plan; provided, that, the Management Development and Compensation Committee of the Board of Directors may in its sole discretion classify an Employee’s termination of employment as Retirement under other circumstances.

(c)	Death. If, prior to the Vesting Date, the Employee dies while employed by the Company or after termination by reason of Disability, then the terms of all outstanding PSUs will be unaffected by such death and the PSUs will be paid in accordance with Section 4 above to the Employee’s estate or beneficiary.

(d)	Committee Negative Discretion. The Management Development and Compensation Committee of the Board of Directors may in its sole discretion decide to reduce or eliminate any amount otherwise payable with respect to an award under Sections 7(b) or 7(c).

8.	TAX WITHHOLDING

At the time PSUs are converted into shares of Common Stock and delivered to the Employee, the Employee will recognize ordinary income equal to the Fair Market Value of the common shares received. The Company shall withhold applicable taxes as required by law at the time of such Vesting by deducting shares of Common Stock from the payment to satisfy the obligation prior to the delivery of the certificates for shares of Common Stock. Withholding will be at the minimum rates prescribed by law; therefore, the Employee may owe additional taxes as a result of the distribution.

The Employee may not request tax to be withheld at greater than the minimum rate. If the Employee terminates employment on account of Disability or Retirement and the PSUs are not forfeited, the Company may require the Employee to pay to the Company or withhold from the Employee’s compensation, by canceling PSUs or otherwise, an amount equal to satisfy the obligation to withhold federal employment taxes as required by law.

9.	CHANGE IN CONTROL

In the event of a change in control of the Company, as defined in Section 11 of the Plan, all outstanding PSUs will be deemed non-forfeitable and the Percentage of the Award payable will be the greater of (1) the Percentage as determined by the performance during the Measurement Period up to the day before the effective date of the change in control, or (2) the target Percentage (100%). The PSUs will be distributed in shares of Common Stock no later than 2 1⁄2 months following the date of such change in control.

10.	AMENDMENT AND TERMINATION OF PLAN OR AWARDS

As provided in Section 8 of the Plan, subject to certain limitations contained within Section 8, the Board of Directors may at any time amend, suspend or discontinue the Plan and the Management Development and Compensation Committee of the Board of Directors may at any time alter or amend all Award Agreements under the Plan. Notwithstanding Section 8 of the Plan, no such amendment, suspension or discontinuance of the Plan or alteration or amendment of this Award Agreement shall accelerate any distribution under the Plan or, except with the Employee’s express written consent, adversely affect any PSU granted under this Award Agreement; provided, however, that the Board of Directors or the Management Development and Compensation Committee may amend the Plan or this Award Agreement to the extent it deems appropriate to cause this Agreement or the PSUs hereunder to comply with Section 409A (including the distribution requirements thereunder) or be exempt from Section 409A or the tax penalty under Section 409A(a)(1)(B). If the Plan and the Award Agreement are terminated in a manner consistent with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix), the Board of Directors may, in its sole discretion, accelerate the conversion of PSUs to shares of Common Stock and immediately distribute such shares of Common Stock to the Employee.

11.	EXECUTION OF AWARD AGREEMENT

No PSU granted under this Award Agreement is distributable nor is this Award Agreement enforceable until this Award Agreement has been fully executed by the Company and the Employee. By executing this Award Agreement, the Employee shall be deemed to have accepted and consented to any action taken under the Plan by the Management Development and Compensation Committee, the Board of Directors or their delegates.

12.	MISCELLANEOUS

(a)	Nothing contained in the Award Agreement confers on the Employee the rights of a shareholder with respect to this Performance Share Unit award during the Measurement Period.

(b)	For purposes of this Award Agreement, the Employee will be considered to be in the employ of the Company during an approved leave of absence unless otherwise provided in an agreement between the Employee and the Company.

(c)	Nothing contained in this Award Agreement or in any Performance Share Unit granted hereunder shall confer upon any Employee any right of continued employment by the Company, expressed or implied, nor limit in any way the right of the Company to terminate the Employee’s employment at any time.

(d)	Except as provided under Section 6 herein, neither these PSUs nor any of the rights or obligations hereunder shall be assigned or delegated by either party hereto.

13.	NOTICES

Notices and all other communications provided for in this Award Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight mail courier service, postage prepaid, addressed as follows:

If to the Employee, to the address set forth

in the first paragraph in this Award Agreement.

If to the Company, to:

Martin Marietta Materials, Inc.

2710 Wycliff Road

Raleigh, NC 27607

Fax: (919) 783-4535

Attn: Corporate Secretary

or to such other address or such other person as the Employee or the Company shall designate in writing in accordance with this Section 13, except that notices regarding changes in notices shall be effective only upon receipt.

14.	GOVERNING LAW

This Award Agreement shall be governed by the laws of the State of North Carolina.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed and the Employee has hereunto set his hand as of the day and year first above written.

MARTIN MARIETTA MATERIALS, INC.

By:
Corporate Secretary

EMPLOYEE

By:
Employee’s Signature